Exhibit 23.3
International Data Corporation, Inc.
5 Speen Street
Framingham, MA 01701
Re: Consent to Use of Data
Dear Sir or Madam:
International Data Corporation (IDC) prepared the market reports set forth below for Qlik Technologies Inc. IDC consents to the use of data from such reports in the Registration Statement on Form S-1 and related prospectus of Qlik Technologies Inc. and to the reference in the prospectus to IDC’s name in connection therewith.
IDC reports
IDC White Paper sponsored by Qlik Technologies Inc., “Time to Value and ROI from BI: The QlikView Customer Experience”, Doc # IDCWP16R3, October 2009
IDC White Paper sponsored by Qlik Technologies Inc., “The TCO of BI: The QlikView Customer Experience”, Doc # IDCWP16R, October 2009
IDC Information:
Page 1: According to a 2009 IDC survey, 44% of our customers deploy QlikView in less than one month and 77% of our customers deploy QlikView in less than three months.
Page 37: According to a 2009 IDC survey, 44% of our customers deploy QlikView in less than one month and 77% of our customers deploy QlikView in less than three months.
Page 64: According to a 2009 IDC survey, 44% of our customers deploy QlikView in less than one month and 77% of our customers deploy QlikView in less than three months.
Page 67: A 2009 IDC study found that QlikView users achieved an average of 186% return on investment, or ROI, on their QlikView projects as well as a 23% increase in cash flow, 20% decrease in operating costs and 34% increase in productivity.
Page 67: According to a 2009 IDC survey, 44% of our customers deploy QlikView in less than one month and 77% of our customers deploy QlikView in less than three months.
Page 67: QlikView has approximately 47% of the total cost of ownership of a “generic” business intelligence project, according to a 2009 IDC report. These savings are driven by reduced expenditures across hardware, software and services from implementation through ongoing maintenance and support.
Page 67: QlikView can be implemented in a self-service manner and runs independently with limited IT support and without extensive infrastructure. As a result, QlikView customers have reported, according to a 2009 IDC report, spending on average 39% of the professional services costs required for traditional business intelligence solutions.
June 11, 2010

International Data Corporation
By:	/s/ Michael R. Shirer
	Name:	Michael R. Shirer
	Title:	Corporate Communication Director